Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports 2022 Fourth Quarter and Full Year Financial Results; Provides 2023 Outlook

•Achieved 2022 net sales of $2.9 billion, an increase of 11%
•Delivered full-year net income attributable to Masonite of $214 million, up 127%, with Adjusted EBITDA* of $446 million, up 8%
•Repurchased $149 million of common shares during 2022
•Announced restructuring actions with $15 to $20 million in expected annual cost savings
•Finalized the acquisition of Endura Products subsequent to quarter end
•2023 financial outlook includes strong free cash flow generation and maintenance of Adjusted EBITDA margins* despite lower end-market demand

(Tampa, FL, February 22, 2023) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended January 1, 2023.

($ in millions, except per share amounts)	4Q22	4Q21	% Change	FY22	FY21	% Change
Net sales	$676	$636	+6%	$2,892	$2,597	+11%
Net income (loss) attributable to Masonite	$31	($25)	nm	$214	$95	+127%
Diluted earnings (loss) per share	$1.38	($1.06)	nm	$9.41	$3.85	+144%
Adjusted EPS*	$1.72	$2.01	(14%)	$9.73	$8.16	+19%
Adjusted EBITDA*	$91	$95	(4%)	$446	$413	+8%
Adjusted EBITDA Margin*	13.5%	15.0%	(150 bps)	15.4%	15.9%	(50 bps)

"2022 was another year of solid financial growth for Masonite, supported by terrific performance in our North American Residential segment and significant progress on our Doors That Do MoreTM strategy," said Howard Heckes, President and CEO. "Our seasoned management team demonstrated great agility throughout the year by proactively addressing volatile market conditions and responding to inflation with disciplined price-cost management. I am confident our team will likewise navigate near-term macro-economic headwinds in 2023 and I look forward to leveraging our new manufacturing plants, product innovations and the newly acquired Endura business to advance our service and product leadership in the industry.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Fourth Quarter 2022 Discussion
(All references to percent increase or decrease in the discussion below compare current fourth quarter 2022 results to those realized in the fourth quarter of 2021 unless otherwise noted.)
Consolidated net sales were $676 million in the fourth quarter of 2022, a 6% increase resulting from a 16% increase in average unit price (AUP), partially offset by a 7% decrease in base volume and a 3% decrease from unfavorable foreign exchange.
•North American Residential net sales were $528 million, a 7% increase, driven by a 16% increase from the impact of AUP, partially offset by a 7% decrease in base volume, a 1% decrease in the sale of components and a 1% decrease due to unfavorable foreign exchange.
•Europe net sales were $61 million, an 18% decrease, driven by a 13% decrease due to unfavorable foreign exchange and an 11% decrease in base volume, partially offset by a 6% increase in AUP.
•Architectural net sales were $83 million, a 30% increase, driven by a 29% increase in AUP and a 3% increase in base volume, partially offset by a combined 2% decrease due to unfavorable foreign exchange and lower component sales.
Total company gross profit was $143 million in the fourth quarter of 2022, an increase of 6%. Gross profit margin remained flat year over year at 21.2%, with higher AUP offsetting the impacts of lower volume and inflation on raw materials, logistics costs and manufacturing wages and benefits.
Selling, general and administration (SG&A) expenses were $88 million in the fourth quarter of 2022, an increase of 35%. The increase in SG&A was primarily driven by higher personnel costs and professional fees to support strategic growth projects, incremental advertising spend, and legal and other fees to support acquisition and due diligence related activities. SG&A as a percentage of net sales was 13.1%, a 280 basis point increase compared to the fourth quarter of 2021.
Net income attributable to Masonite was $31 million in the fourth quarter of 2022 compared to a net loss of $25 million in the fourth quarter of 2021. The increase was primarily driven by higher gross profit, as well as the absence of $60 million in charges related to goodwill impairment in the Architectural segment and a $23 million pension settlement charge, each of which were incurred in the fourth quarter of 2021, partially offset by a $23 million increase in SG&A expenses.
Adjusted EBITDA* of $91 million in the fourth quarter of 2022 decreased 4% from $95 million. Diluted earnings per share were $1.38 in the fourth quarter of 2022 compared to a loss of $1.06 in the comparable 2021 period. Diluted adjusted earnings per share* were $1.72 in the fourth quarter of 2022 compared to $2.01 in the comparable 2021 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year 2022 Discussion
(All references to percent increase or decrease in the discussion below compare current full year 2022 results to those realized in full year 2021 unless otherwise noted.)
Consolidated net sales were $2,892 million in the year ended January 1, 2023, an 11% increase resulting from an 18% increase in AUP, partially offset by a 4% decrease in base volume, a 2% decrease due to unfavorable foreign exchange and a combined 1% decrease due to lower component sales and the impact of a divestiture.
•North American Residential net sales were $2,284 million, a 17% increase, driven by a 19% increase in AUP, partially offset by a 1% decrease in base volume and a 1% decrease from unfavorable foreign exchange.
•Europe net sales were $281 million, a 16% decrease, driven by a 16% decrease in base volume, a 10% decrease due to unfavorable foreign exchange, a 3% decrease from the impact of a divestiture, partially offset by a 13% increase in AUP.
•Architectural net sales were $307 million, a 6% increase, driven by a 16% increase in AUP, partially offset by a 7% decrease in base volumes, a 2% decrease in the sale of components and a 1% decrease due to unfavorable foreign exchange.
Total company gross profit was $674 million in the year ended January 1, 2023, an increase of 10%. Gross profit margin decreased 30 basis points to 23.3%, as higher AUP was more than offset by the impact of volume deleveraging and inflation on raw materials, logistics and manufacturing costs, as well as increased investment in the business.
Selling, general and administration (SG&A) expenses were $345 million in the year ended January 1, 2023, an increase of 12%. The increase was primarily due to higher personnel costs, which includes increased incentive compensation, wage and benefit inflation and resources to support growth. SG&A as a percentage of net sales was 11.9%, which was flat compared to 2021.
Net income attributable to Masonite was $214 million in 2022 compared to $95 million in 2021. The increase was primarily driven by higher gross profit, as well as the absence of $106 million in charges incurred in 2021 primarily related to asset impairment in the Architectural segment, a pension settlement, the loss on extinguishment of debt, the loss on disposal of subsidiaries and restructuring charges, partially offset by $7 million of charges incurred in 2022 primarily related to acquisition and due diligence related costs and restructuring.
Adjusted EBITDA* of $446 million in 2022 increased 8% from $413 million in 2021. Diluted earnings per share were $9.41 in the 2022 fiscal year compared to $3.85 in the comparable 2021 period. Diluted adjusted earnings per share* were $9.73 in the 2022 fiscal year compared to $8.16 in the comparable 2021 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the quarter, total available liquidity was $888 million, inclusive of $341 million of availability under our ABL Facility and AR Sales Program, $297 million in unrestricted cash and $250 million of availability under our Term Loan Facility earmarked for the Endura acquisition.
Cash flow from operations was $189 million in fiscal year 2022, up from $156 million in the comparable period of 2021. Capital expenditures were $114 million in the year ended January 1, 2023, an increase from $87 million in the comparable period of 2021.
During the fourth quarter, Masonite repurchased approximately 124 thousand shares of stock for $9 million, at an average price of $76.58. In fiscal 2022, the Company repurchased approximately 2 million shares of stock for $149 million, at an average price of $88.99.
Full Year 2023 Outlook
The Company issued its initial financial outlook for the full year 2023:

Net Sales Growth Ex. Acquisition and FX	(5%) to Flat YoY (12%) to (7%) YoY
Adjusted EBITDA*	$415 to $445M
Adjusted EPS*	$7.25 to $8.25

The Company expects full-year 2023 net sales to be flat to down 5%, primarily driven by softer demand and lower year-over-year volumes in our North American and European residential end markets. Excluding a 1% anticipated negative impact from foreign exchange, the Company expects a year-over-year change in net sales in the range of down 4% to up 1%.
Note that the Adjusted EPS* outlook assumes a tax rate of 25% and an average diluted share count of approximately 22.8 million.
"We are currently taking a cautious view of end-market demand in 2023 and proactively managing costs in order to protect our margins in the near term, while continuing strategic investments that position the business for enhanced growth when demand recovers," said Russ Tiejema, Executive Vice President and CFO. "Our balance sheet remains healthy and we are aggressively targeting working capital improvements in the coming year to deliver strong free cash flow that can be deployed to maximize shareholder value."
A quantitative reconciliation of Adjusted EBITDA* and Adjusted EPS* to the corresponding GAAP information is not provided for the 2023 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.
Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on February 23, 2023. The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 9, 2023. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13735243.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 6,500 customers globally. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2023 outlook, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, labor availability and supply chain and logistics constraints, the impact from foreign exchange on net sales, and the consummation of and expected benefits related to, pending transactions, statements relating to our business and growth strategy and product development efforts. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.
Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business from weather and climate change; our ability to successfully consummate and integrate acquisitions; changes in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes, our term loan credit agreement (the "Term Loan Facility") and our asset-based revolving credit facility (the "ABL Facility"); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes, the Term Loan Facility and the ABL Facility; fluctuating foreign exchange and interest rates; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks and data privacy requirements; political, economic and other risks that arise from operating a multinational business; retention of key management personnel; environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations; the scale and scope of public health issues and their impact on our operations, customer demand and supply chain; and our ability to replace our expiring patents and to innovate and keep pace with technological developments. For additional information on identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see Masonite’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other (income) expense, net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreements governing the ABL Facility and Term Loan Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings (loss) per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Fourth quarter 2021 net sales	$494.5	$73.8	$63.4	$4.3	$636.0
Base volume	(37.2)	(8.0)	1.7	—	(43.5)	(6.8)%
Average unit price	78.9	4.3	18.6	(0.5)	101.3	15.9%
Components	(2.5)	—	(0.2)	0.9	(1.8)	(0.3)%
Foreign exchange	(5.8)	(9.4)	(0.8)	—	(16.0)	(2.5)%
Fourth quarter 2022 net sales	$527.9	$60.7	$82.7	$4.7	$676.0
Year over year change, net sales	6.8%	(17.8)%	30.4%	9.3%	6.3%

Fourth quarter 2021 Adjusted EBITDA	$88.4	$10.6	$(6.2)	$2.4	$95.3
Fourth quarter 2022 Adjusted EBITDA	94.0	4.5	(0.7)	(6.8)	91.0
Year over year change, Adjusted EBITDA	6.3%	(57.9)%	(88.6)%	nm	(4.5)%

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Year to date 2021 net sales	$1,952.9	$334.5	$289.5	$20.0	$2,596.9
Acquisitions, net of divestitures	—	(11.7)	—	—	(11.7)	(0.5)%
Base volume	(24.4)	(53.8)	(21.3)	—	(99.5)	(3.8)%
Average unit price	373.1	43.6	44.9	3.1	464.7	17.9%
Components	(4.8)	0.1	(4.6)	(2.6)	(11.9)	(0.5)%
Foreign exchange	(13.2)	(31.9)	(1.5)	(0.2)	(46.8)	(1.8)%
Year to date 2022 net sales	$2,283.6	$280.8	$307.0	$20.3	$2,891.7
Year over year change, net sales	16.9%	(16.1)%	6.0%	1.5%	11.4%

Year to date 2021 Adjusted EBITDA	$374.5	$60.6	$(2.7)	$(19.8)	$412.6
Year to date 2022 Adjusted EBITDA	461.8	28.8	(3.7)	(41.0)	445.8
Year over year change, Adjusted EBITDA	23.3%	(52.5)%	(38.6)%	nm	8.0%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve months ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net sales	$675,970	$635,965	$2,891,687	$2,596,920
Cost of goods sold	532,993	501,271	2,217,792	1,985,141
Gross profit	142,977	134,694	673,895	611,779
Gross profit as a % of net sales	21.2%	21.2%	23.3%	23.6%

Selling, general and administration expenses	88,348	65,656	344,614	308,430
Selling, general and administration expenses as a % of net sales	13.1%	10.3%	11.9%	11.9%

Restructuring costs	2,125	421	1,904	5,567
Asset impairment	—	59,526	—	69,900
Loss on disposal of subsidiaries	850	—	850	8,590
Operating income	51,654	9,091	326,527	219,292
Interest expense, net	10,233	10,910	41,331	46,123
Loss on extinguishment of debt	—	—	—	13,583
Other (income) expense, net	(3,397)	20,020	(5,001)	15,620
Income (loss) before income tax expense	44,818	(21,839)	290,197	143,966
Income tax expense	12,251	2,059	71,753	44,772
Net income (loss)	32,567	(23,898)	218,444	99,194
Less: net income attributable to non-controlling interests	1,468	1,319	4,211	4,693
Net income (loss) attributable to Masonite	$31,099	$(25,217)	$214,233	$94,501

Basic earnings (loss) per common share attributable to Masonite	$1.40	$(1.06)	$9.51	$3.91
Diluted earnings (loss) per common share attributable to Masonite	$1.38	$(1.06)	$9.41	$3.85

Shares used in computing basic earnings per share	22,256,398	23,718,443	22,532,722	24,176,846
Shares used in computing diluted earnings per share	22,484,901	23,718,443	22,772,465	24,562,533

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	January 1, 2023	January 2, 2022
Current assets:
Cash and cash equivalents	$296,922	$381,395
Restricted cash	11,999	10,110
Accounts receivable, net	375,918	343,414
Inventories, net	406,828	347,476
Prepaid expenses and other assets	55,051	50,399
Income taxes receivable	16,922	1,332
Total current assets	1,163,640	1,134,126
Property, plant and equipment, net	652,329	626,797
Operating lease right-of-use assets	160,695	176,445
Investment in equity investees	16,111	14,994
Goodwill	69,868	77,102
Intangible assets, net	136,056	150,487
Deferred income taxes	16,133	20,764
Other assets	33,346	45,903
Total assets	$2,248,178	$2,246,618

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$111,526	$138,788
Accrued expenses	223,046	237,300
Income taxes payable	14,361	8,551
Total current liabilities	348,933	384,639
Long-term debt	866,116	865,721
Long-term operating lease liabilities	151,242	165,670
Deferred income taxes	79,590	77,936
Other liabilities	59,515	52,874
Total liabilities	1,505,396	1,546,840
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 22,155,035 and 23,623,887 shares issued and outstanding as of January 1, 2023, and January 2, 2022, respectively	520,003	543,400
Additional paid-in capital	226,514	222,177
Retained earnings	127,826	24,244
Accumulated other comprehensive loss	(142,224)	(101,582)
Total equity attributable to Masonite	732,119	688,239
Equity attributable to non-controlling interests	10,663	11,539
Total equity	742,782	699,778
Total liabilities and equity	$2,248,178	$2,246,618

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Year Ended
Cash flows from operating activities:	January 1, 2023	January 2, 2022
Net income	$218,444	$99,194
Adjustments to reconcile net income to net cash flow provided by operating activities:
Loss on disposal of subsidiaries	850	8,590
Loss on extinguishment of debt	—	13,583
Depreciation	71,168	70,641
Amortization	17,127	21,341
Share based compensation expense	21,771	15,959
Deferred income taxes	6,024	4,881
Unrealized foreign exchange loss (gain)	820	(1,244)
Share of income from equity investees, net of tax	(4,768)	(4,858)
Dividend from equity investee	4,500	4,500
Pension and post-retirement funding, net of expense	(2,342)	15,448
Non-cash accruals and interest	(511)	1,678
(Gain) loss on sale of property, plant and equipment	(378)	1,316
Asset impairment	—	69,900
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(39,056)	(56,831)
Inventories	(66,372)	(92,641)
Prepaid expenses and other assets	7,266	(8,021)
Accounts payable and accrued expenses	(33,302)	1,473
Other assets and liabilities	(12,044)	(8,452)
Net cash flow provided by operating activities	189,197	156,457

Cash flows from investing activities:
Additions to property, plant and equipment	(114,307)	(86,670)
Acquisition of businesses, net of cash acquired	—	(160)
Proceeds from sale of subsidiaries, net of cash disposed	(74)	7,001
Proceeds from sale of property, plant and equipment	6,413	6,027
Other investing activities	(3,130)	(2,340)
Net cash flow used in investing activities	(111,098)	(76,142)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	375,000
Repayments of long-term debt	—	(300,945)
Payment of debt extinguishment costs	—	(10,810)
Payment of debt issuance costs	—	(4,672)
Tax withholding on share based awards	(3,359)	(5,001)
Distributions to non-controlling interests	(4,550)	(3,380)
Repurchases of common shares	(149,489)	(113,929)
Net cash flow used in financing activities	(157,398)	(63,737)

Net foreign currency translation adjustment on cash	(3,285)	(307)
(Decrease) Increase in cash, cash equivalents and restricted cash	(82,584)	16,271
Cash, cash equivalents and restricted cash, beginning of period	391,505	375,234
Cash, cash equivalents and restricted cash, at end of period	$308,921	$391,505

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net income (loss) attributable to Masonite	$31,099	$(25,217)	$214,233	$94,501

Add: Adjustments to net income (loss) attributable to Masonite:
Restructuring costs	2,125	421	1,904	5,567
Asset impairment	—	59,526	—	69,900
Loss on disposal of subsidiaries	850	—	850	8,590
Loss on extinguishment of debt	—	—	—	13,583
Pension settlement charges	—	23,343	—	23,343
Income tax expense as a result of UK tax rate change	—	—	—	2,430
Other items (1)	6,829	—	6,829	—
Income tax impact of adjustments	(2,317)	(9,728)	(2,261)	(17,391)
Adjusted net income attributable to Masonite	$38,586	$48,345	$221,555	$200,523

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$1.38	$(1.06)	$9.41	$3.85
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.72	$2.01	$9.73	$8.16

Shares used in computing EPS	22,484,901	23,718,443	22,772,465	24,562,533
Shares used in computing Adjusted EPS	22,484,901	24,086,787	22,772,465	24,562,533
____________
(1) Other items include $6,829 in acquisition and due diligence related costs in the three months ended January 1, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended January 1, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$79,684	$(1,211)	$(3,991)	$(43,383)	$31,099
Plus:
Depreciation	10,683	2,234	2,928	3,346	19,191
Amortization	353	2,873	165	572	3,963
Share based compensation expense	—	—	—	5,520	5,520
Loss on disposal of property, plant and equipment	584	12	181	90	867
Restructuring costs	2,095	—	8	22	2,125
Loss on disposal of subsidiaries	—	—	—	850	850
Interest expense, net	—	—	—	10,233	10,233
Other (income) expense, net	1	559	—	(3,957)	(3,397)
Income tax expense	—	—	—	12,251	12,251
Other items (1)	—	—	—	6,829	6,829
Net income attributable to non-controlling interest	617	—	—	851	1,468
Adjusted EBITDA	$94,017	$4,467	$(709)	$(6,776)	$90,999

Net sales	$527,862	$60,730	$82,726	$4,652	$675,970
Adjusted EBITDA Margin	17.8%	7.4%	(0.9)%	nm	13.5%
____________
(1) Other items include $6,829 in acquisition and due diligence related costs in the three months ended January 1, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Three Months Ended January 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$77,454	$5,668	$(68,388)	$(39,951)	$(25,217)
Plus:
Depreciation	9,829	2,290	3,050	2,596	17,765
Amortization	356	3,369	352	515	4,592
Share based compensation expense	—	—	—	4,499	4,499
Loss (gain) on disposal of property, plant and equipment	347	69	(1,055)	1	(638)
Restructuring (benefit) costs	(104)	—	297	228	421
Asset impairment	—	—	59,526	—	59,526
Interest expense, net	—	—	—	10,910	10,910
Other (income) expense, net	—	(791)	—	20,811	20,020
Income tax expense	—	—	—	2,059	2,059
Net income attributable to non-controlling interest	561	—	—	758	1,319
Adjusted EBITDA	$88,443	$10,605	$(6,218)	$2,426	$95,256

Net sales	$494,525	$73,785	$63,402	$4,253	$635,965
Adjusted EBITDA Margin	17.9%	14.4%	(9.8)%	nm	15.0%

	Twelve Months Ended January 1, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$412,917	$6,851	$(13,345)	$(192,190)	$214,233
Plus:
Depreciation	41,077	8,874	11,530	9,687	71,168
Amortization	1,881	12,187	844	2,215	17,127
Share based compensation expense	—	—	—	21,771	21,771
Loss (gain) on disposal of property, plant and equipment	2,457	(1)	(2,856)	22	(378)
Restructuring costs	1,736	—	79	89	1,904
Loss on disposal of subsidiaries	—	—	—	850	850
Interest expense, net	—	—	—	41,331	41,331
Other (income) expense, net	(791)	863	—	(5,073)	(5,001)
Income tax expense	—	—	—	71,753	71,753
Other items (1)	—	—	—	6,829	6,829
Net income attributable to non-controlling interest	2,473	—	—	1,738	4,211
Adjusted EBITDA	$461,750	$28,774	$(3,748)	$(40,978)	$445,798

Net sales	$2,283,642	$280,769	$306,983	$20,293	$2,891,687
Adjusted EBITDA Margin	20.2%	10.2%	(1.2)%	nm	15.4%
____________
(1) Other items include $6,829 in acquisition and due diligence related costs in the twelve months ended January 1, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Twelve Months Ended January 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$329,925	$29,519	$(91,255)	$(173,688)	$94,501
Plus:
Depreciation	37,864	9,752	10,986	12,039	70,641
Amortization	1,640	14,073	3,634	1,994	21,341
Share based compensation expense	—	—	—	15,959	15,959
Loss (gain) on disposal of property, plant and equipment	2,209	(1)	(410)	(482)	1,316
Restructuring (benefit) costs	(149)	—	5,165	551	5,567
Asset impairment	—	—	69,171	729	69,900
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	46,123	46,123
Loss on extinguishment of debt	—	—	—	13,583	13,583
Other (income) expense, net	—	(1,309)	5	16,924	15,620
Income tax expense	—	—	—	44,772	44,772
Net income attributable to non-controlling interest	2,963	—	—	1,730	4,693
Adjusted EBITDA	$374,452	$60,624	$(2,704)	$(19,766)	$412,606

Net sales to external customers	$1,952,898	$334,532	$289,476	$20,014	$2,596,920
Adjusted EBITDA Margin	19.2%	18.1%	(0.9)%	nm	15.9%

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839